Exhibit (4)(a)

	STOCK PURCHASE AGREEMENT



This Agreement is made this 18th day of March, 1987 between CHAMPION PARTS REBUILDERS, INC., an Illinois corporation ("Seller"), and ECHLIN INC., a Connecticut corporation ("Purchaser").

	Recitals

A.	Seller is a major United States remanufacturer of automotive replacement parts. Purchaser is a major supplier of products to the automotive aftermarket and is a supplier to other manufacturers of new and remanufactured automotive products.

B.	Seller is a long-time customer of Purchaser with 1986 purchases from
Purchaser and its affiliates totaling over $6,000,000. Seller is an important customer of the Purchaser's divisions which supply it. Seller and Purchaser have a number of common customers but do not presently compete with each other except in remanufactured clutches and, to a lesser extent, in calipers and water pumps.

C.	Since mid-1985, Seller and Purchaser have been discussing and exploring possible business transactions and ways in which they can be of more help to each other in product areas and in operation of their respective businesses, including the servicing of customers. The parties have considered transactions in which Purchaser would become a substantial equity owner in Seller.

D.	Purchaser is aware of the litigation pending in Champion Parts
Rebuilders, Inc. v. Cormier Corporation, et al. (No. 86 C 8906, United States District Court for Northern District of Illinois, E.D.) (the "Lawsuit") and that the outcome of the Lawsuit could affect the Seller's business and the value of Seller's Common Shares.

E.	The transaction provided for below will improve Seller's financial condition by increasing shareholders' equity and reducing existing high interest debt. The proceeds are to be used by Seller primarily to prepay outstanding subordinated indebtedness. Seller's cash earnings will thereby increase. The transaction will also increase Seller's stability and value as a customer to Purchaser. Purchaser's position as a major shareholder should reassure Seller's existing and prospective customers, suppliers, lenders and employees that major changes are unlikely to take place in Seller.
Now, therefore, Seller and Purchaser hereby agree as follows:

1.	Sale and Purchase of Shares.
At the Closing provided for in paragraph 4 hereof (the

"Closing"), for an aggregate Purchase Price of $5,400,000 (the "Purchase Price"), Seller shall sell and Purchaser shall purchase 600,000 authorized Common Shares, $.10 par value, of Seller and a Stock Purchase Warrant (the "Warrant") to acquire an additional 300,000 Common Shares, $.10 par value, of Seller at an exercise price of $9.20 per share (which Warrant shall be in the form of Exhibit A hereto). The 600,000 Common Shares, $.10 par value, to be acquired hereunder are referred to as the "Shares".

2.	Representations of Seller.
Seller represents and warrants to Purchaser that:

2.1	Seller is a corporation existing and in good standing under the laws of the State of Illinois and has full corporate power and authority to own and lease the properties used in its business and to carry on its business as now conducted.

2.2	The authorized capital stock of Seller consists of 5,000,000 Common
Shares, $.10 par value ("Common Shares"), of which 2,513,746 shares (excluding the Shares) are issued and outstanding on the date hereof.

2.3	On the date hereof, Seller has outstanding no warrants, options or rights to purchase or acquire Common Shares or securities convertible into or exchangeable for Common Shares, except for 58,340 Common Shares which may be purchased under Seller's Incentive Stock Option Plan (of which 14,465 Common Shares were reserved for options outstanding on February 20, 1987 and 43,875 Common Shares were reserved for future options), 52,484 Common Shares issuable to employees under Seller's Stock Bonus Plan (of which 28,832 Common Shares were reserved for issuance pursuant to awards outstanding on February 20, 1987 and 23,652 Common Shares were reserved for issuance under future awards), and an aggregate of 990,000 Common Shares issuable under Seller's outstanding Callable Common Share Purchase Warrants.

2.4	Seller has provided Purchaser with copies of the following, filed by
Seller with the Securities and Exchange Commission ("the S.E.C.") pursuant to the Securities Exchange Act of 1934, as amended ("the 1934 Act"): (a) Seller's Form 10-K Annual Report for the fiscal year ended December 31, 1985, (b) Seller's Form 10-Q Quarterly Reports for the three months ended March 31, June 30 and September 30, 1986, and (c) Current Report on Form 8-K dated November 17, 1986. Seller has also provided Purchaser with a copy of Seller's press release announcing Seller's results of operation for the year ended December 31, 1986. The above reports constitute all of the reports required to be filed by Seller with the S.E.C. under the 1934 Act since December 31, 1985 and prior, to the date hereof and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

2.5	Seller has full corporate power and authority to enter into this
Agreement and to carry out the provisions hereof. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller.

2.6	No governmental authorization, approval, or permit, and no registration or filing by Seller with any governmental authority (except for reports required to be filed in the future under the 1934 Act and Illinois law), is required in connection with the execution, delivery and performance of this Agreement by Seller.

2.7	Upon the issuance of the Shares and the Warrant at the Closing and upon receipt by Seller of the Purchase Price from Purchaser, the Shares will be duly and validly issued, fully-paid and non-assessable Common Shares and the Warrant will be legally issued and will be the binding obligation of the Seller in accordance with its terms. Common Shares which are issued upon exercise of the Warrant, when issued in accordance with the terms thereof, and additional Common Shares which are issued in accordance with 7.1(a) below ("Additional Common Shares"), will be duly and validly issued, fully-paid and non-assessable. The Seller shall reserve and keep reserved out of its authorized Common Shares the number of Common Shares which may be issuable upon exercise of the Warrant. After the issuance of the Shares and the Warrant, Seller will have 485,430 authorized but unissued Common Shares which will not be reserved for specific purposes.

3.	Representations of Purchaser.
Purchaser represents and warrants that:

3.1	Purchaser is a corporation validly existing and in good standing under the laws of the State of Connecticut.

3.2	Purchaser is acquiring the Shares and the Warrant, and, upon exercise of the Warrant or its rights under 7.1(a) will acquire Common Shares thereunder, for its own account for investment and with no present intention to distribute any thereof. Purchaser is aware that the Shares, the Additional Common Shares, the Warrant and the Common Shares issuable upon exercise of the Warrant have not been registered under the Securities Act of 1933, as amended ("the 1933 Act"), and that the Shares, the Additional Common Shares, the Warrant and the Common Shares issuable upon exercise of the Warrant may not be resold by Purchaser unless they are registered under the 1933 Act or an exemption from such registration is available.

3.3	This Agreement has been duly authorized, executed and delivered by
Purchaser and constitutes a valid and legally binding obligation of Purchaser. Purchaser has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

3.4	Prior to entering into this transaction Purchaser's representatives have visited Seller's principal manufacturing facilities and have been provided with reports and other information referred to in paragraph 2.4. Purchaser is also informed as to the status of the Lawsuit and has not received any assurance with respect thereto.

4.	The Closing.
The Closing of the sale and purchase of the Shares shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, in New York, New York, on the date hereof. At the Closing, Seller shall deliver to Purchaser a stock certificate or certificates evidencing the Shares and the Warrant, each registered in the name of Purchaser, and such other documents relating to the issuance of the Shares and the Warrant as may be reasonably requested by Purchaser's counsel, and Purchaser shall deliver to the Seller a certified or bank cashier's check in immediately available funds payable to the order of Seller in the amount of the Purchase Price.

5.	Restriction on Offer, Sale or Transfer of Shares.

5.1	As a material inducement to Seller to enter into this Agreement,
Purchaser agrees that no Common Shares (including but not limited to the Shares) shall be offered, sold or transferred by Purchaser, unless either:

(a)	such proposed offer, sale or transfer shall be pursuant to a public offering registered under the 1933 Act; provided, however, that, except as set forth in paragraph 6 hereof, nothing contained in this paragraph 5 or in any other provision of this Agreement shall be deemed to require Seller to effect any such registration; or

(b)	in the opinion of counsel to Purchaser, who are satisfactory to Seller, such proposed offer, sale or transfer may be effected without registration under the 1933 Act. In the event of any offer, sale or transfer of Common Shares effected pursuant to subparagraph (b) of this 5.1 shall be otherwise then pursuant to Rule 144 of the General Rules and Regulations under the 1933 Act, Seller may require that the purchaser thereof agree to be bound by this paragraph 5 and that the certificates delivered to such purchaser bear legends to such effect and to the effect that such securities have not been registered under the Act.

5.2	Purchaser shall not, directly or indirectly, offer, sell or transfer any
Common Shares or Warrant:

(a)	prior to March 1, 1994, to any person or group of persons, who, to the knowledge of Purchaser, either (i) before such offer, sale or transfer own, hold or have the right to acquire or (ii) immediately after such offer, sale or transfer would own, hold or have the right to acquire, more than five percent (5%) of the then outstanding Common Shares, or to any person or group of persons acting in concert with such person or group; or
(b)	to any (i) of the defendants in the Lawsuit or (ii) any person or entity who has acted or is then acting in concert with, or is a member of a group with, any of the defendants in the Lawsuit (all of the persons referred to in (i) and (ii) are referred to as the "Cormier Affiliates");
provided, however, that notwithstanding the forgoing Purchaser may sell or transfer Common Shares (y) pursuant to a tender offer if none of the Cormier Affiliates participate in any manner whatsoever in making such tender offer and such tender offer is made to all shareholders of Seller in accordance with the 1934 Act and (z) in any transaction approved by a majority of the disinterested directors of Seller (as defined in paragraph 8.1).

6.	Registration Rights.

6.1	If at any time after February 28, 1989 Purchaser requests Seller in writing to register under the Securities Act any of the Shares (which request shall specify the number of Shares intended to be offered and sold
(which shall not be less than 300,000 Shares), shall express Purchaser's present intent to offer such shares for distribution in a firm commitment underwriting, and shall contain the undertaking of Purchaser to provide all such information and materials and take all such action as may be required in order to permit Seller to comply with all applicable requirements of the S.E.C.), then Seller shall use all reasonable efforts to cause the offering of the Shares so specified in such request to be registered so as to permit the sale or other distribution by Purchaser of such Shares, and in connection therewith Seller shall prepare and file on an appropriate form, as Seller in its sole discretion shall determine, a registration statement under the 1933 Act to effect such registration; provided, however, Purchaser shall have only one right to request registration of Shares pursuant to this 6.1.

6.2	If Seller shall at any time propose the registration under the Securities
Act of an offering of its Common Shares, Seller shall give notice as promptly as possible of such proposed registration to Purchaser and Seller will use all reasonable efforts to cause such number of Shares as Purchaser shall request within ten (10) days after the receipt of such notice to be included in such registration for sale, upon the same terms (including the method of distribution) as Common Shares to be offered by Seller, provided that: (a) Seller shall not be required to give notice or include Shares in any such registration if the proposed registration is primarily (i) a registration of a stock option or compensation plan or of securities issued and issuable pursuant to any such plan, (ii) a registration of securities proposed to be issued in exchange for securities or assets of, or in connection with a merger or consolidation with, another corporation, or (iii) securities to be issued upon the exercise of Seller's outstanding Callable Common Share
Purchase Warrants; (b) Seller shall not be required to include Shares in any such registration if Seller is advised in writing by its investment banking firm that the inclusion of such Shares would in its opinion have an adverse effect on such proposed offering of its Common Shares; (c) Seller may, without the consent of Purchaser, withdraw such registration statement and abandon theproposed offering in which Purchaser requested to participate. Purchaser may not request registration of any of the Shares under 6.2 until March 1, 1988. One or more requests by Purchaser under 6.2 shall not affect Purchaser's rights under 6.1.

6.3	If Seller is, at any time it receives a request for registration pursuant to 6.1, conducting or about to conduct an offering of its securities and Seller is advised in writing by its investment banker that such offering would in its opinion be adversely affected by the registration so demanded, then if such investment banker considers it practicable, the participation in such offering shall be allocated between Purchaser and the Company in proportion to the value of the securities proposed to be offered by each, and Purchaser shall continue to be entitled to request one registration under 6.1. Seller shall be entitled to postpone for a reasonable period of time the filing of any registration statement otherwise required to be prepared and filed by it pursuant to 6.1 if Seller is, at the time it receives a request for registration pursuant to 6.1, engaged in negotiations for the acquisition or disposition of a company or a material amount of assets which have not theretofore been publicly disclosed and (i) is advised by its counsel that the proposed transaction would be required to be disclosed in such registration statement, and (ii) in the opinion of management of Seller, such disclosure would have an adverse effect on such negotiations.

6.4	In connection with any registration of Shares undertaken by Seller hereunder, Seller shall: (a) furnish to Purchaser or its underwriter such number of copies of any prospectus (including any preliminary prospectus) as Purchaser may reasonably request; (b) use its best efforts to qualify the offering under applicable blue sky laws or other state securities laws as may be necessary to enable Purchaser to offer and sell the Shares; and (c) pay all SEC, NASD and blue sky registration and filing fees, printing and engraving expenses, fees and disbursements of its accountants and legal counsel, transfer agents' and registrars' fees, and fees and disbursements of experts used by Seller in connection with such registration, and expenses incidental to any post-effective amendment to any such registration statement.
Purchaser shall bear all other expenses, including, but not limited to, underwriting discounts and commissions attributable to the Shares included in the registration and fees and disbursements of its accountants and counsel.

6.5	In connection with any registration of the Shares undertaken by Seller hereunder, Seller and Purchaser shall each indemnify the other (and any underwriters) and shall agree to contribution on terms and conditions customary in connection with underwritten registered public offerings.

6.6	Additional Common Shares and Common Shares acquired upon exercise of the
Warrant shall be deemed Shares for the purposes of this paragraph 6.

7.	Decrease in Market Value.

7.1	If as of the last day of February in any year commencing February 28,
1989 and ending February 28, 1994 (the "Valuation Date") the market value (as defined below) of the Common Shares is less than $9.00 per share, Purchaser may, by written notice served on Seller within ten (10) days after the Valuation Date, request Seller to pay Purchaser the amount of the difference between $9.00 per share and the market value of the Common Shares on the Valuation Date multiplied by the number of Shares owned by Purchaser on the Valuation Date, provided that Seller's obligation hereunder shall not exceed the amounts set forth below:

If the Valuation	  	The maximum amount
Date is in the	    	of the Seller's obligation
following year  	  	per Share shall be

    1989	         				$1
    1990     			    		 2
    1991               3
    1992     			     	 4
    1993     					     4
    1994               4

Payment shall be made by Seller on or before thirty (30) days after receipt of such notice by Seller, at Purchaser's option either (a) by the issuance to Purchaser of additional Common Shares having an aggregate market value on the Valuation Date specified equal to the amount of the aggregate difference or
(b) by the payment of the aggregate difference to Purchaser in the following manner:

(i)	if the aggregate difference is $250,000 or less, by the payment of cash;
or

(ii)	if the difference is more than $250,000, at Seller's option either by the payment of cash or by the issuance of a negotiable promissory note payable in quarterly installments of principal of $200,000 and bearing interest payable quarterly at the prime rate plus 1%, said promissory note to be accompanied by a letter of credit issued by a bank acceptable to Purchaser which letter of credit shall guarantee one half of the principal payments in the inverse order of maturity.


For the purposes hereof the market value of Common Shares on a particular Valuation Date shall be the arithmetic average of the closing market prices for the Common Share for the 30 consecutive trading days preceding such date. The closing price for each day shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices for such day, in either case on the principal national securities exchange on which the Common Shares are listed or admitted to trading, or, if they are not listed or admitted to trading on any national securities exchange, but are traded in the over-the-counter market, the average of the closing bid and asked quotations for the Common Shares on NASDAQ or on any comparable system.

7.2	In the event of a stock dividend, stock split, reverse split or other similar capital change affecting the Common Shares after the date hereof, the $9 per Share price and maximum of $4 per Share difference used in 7.1 shall be equitably adjusted to take into account such capital change.

7.3	Purchaser may exercise its right under this paragraph 7 only once and such right is non-assignable. Common Shares issued upon exercise of the Warrant shall not be deemed to be Shares for the purposes of this paragraph 7.

8.	Additional Agreements.

8.1	Purchaser shall have full discretion to vote all Common Shares owned by it as it sees fit. However, as a material inducement to Seller to enter into this Agreement, Purchaser will not prior to March 1, 1994, without the prior consent of a majority of the disinterested members of Seller's Board of Directors, specifically expressed in a resolution adopted by such directors:
(a)	acquire, or permit any subsidiary or affiliate of Purchaser to acquire, directly or indirectly, by purchase or otherwise, any Common Shares or other securities of Seller entitled to vote in the election of directors of Seller ("Voting Securities"), or any right, warrant or option to acquire any thereof, if, immediately after such acquisition (and assuming the exercise at the time of all conversion, exercise and other rights by which Purchaser and its subsidiaries and affiliates may acquire any such securities), Purchaser and its subsidiaries and affiliates would own in the aggregate more than 28% of the total combined voting power of all Voting Securities at the time outstanding (provided that this subparagraph (a) shall not apply to the acquisition by Purchaser of Voting Securities pursuant to a tender offer made for all outstanding Common Shares of Seller nor to the acquisition of the Additional Common Shares); or

(b)	solicit, or permit any of its subsidiaries or affiliates to solicit, proxies with respect to Voting Securities; or be, or permit any of its subsidiaries or affiliates to be, a "participant" (except by reason of membership of any designee on Seller's Board of Directors) in any "election contest" relating to the election of directors of Seller (as such terms are used in Rule 14a-11 of Regulation 14A under the 1934 Act); or
(c)	act, or permit any of its subsidiaries or affiliates to act, as a trustee under, or otherwise participate in, any voting trust or any voting or similar agreement or subject, or permit any of its subsidiaries or affiliates to subject any Voting Securities to any such trust or agreement; or
(d)	join, or permit any affiliate of Purchaser to join, a partnership, limited partnership, or other group for the purpose of acquiring, holding or disposing of Voting Securities within the meaning of the 1934 Act.

A disinterested member of Seller's Board of Directors means any member of Seller's Board of Directors who is an "Unaffiliated Person" (such term meaning a person who is designated by Purchaser but is not affiliated with or employed by Purchaser, a person who is a current member of Seller's Board of Directors who is not an employee of Seller or contractual consultant to Seller, and any Unaffiliated Person whose appointment or election to Seller's Board of Directors has been approved or recommended by a majority of the then disinterested members of Seller's Board of Directors). Employee pension, profit sharing and other similar trusts of Purchaser shall be deemed affiliates of Purchaser.

8.2	Seller and Purchaser shall cooperate to amend Seller's Articles of
Incorporation to increase the number of Common Shares which Seller is authorized to issue as soon as practicable.

9.	Legends and Stop Transfer Orders.

9.1	Purchaser agrees that:

(a)	each certificate evidencing the Shares shall bear the following legend:
"The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act. In addition, the shares represented by this certificate are subject to the provisions of an Agreement dated March 18, 1987, a copy of which is on file at the office of the Secretary of the Company, to the provisions of which the holder hereof, by acceptance hereof, agrees to be bound."

(b)	Purchaser will, and will cause its subsidiaries and affiliates to, present promptly to Seller all certificates representing Voting Securities of Seller which are hereafter acquired by Purchaser or any of its subsidiaries and affiliates for the placement thereon of such legend.

(c)	Seller may enter stop transfer orders with the transfer agent and registrar of Seller's securities against the transfer of certificates evidencing the Shares held by Purchaser and its subsidiaries and affiliates except in compliance with the requirements of this Agreement.

9.2	If Purchaser proposes to sell Shares as permitted by this Agreement,
Seller agrees to promptly remove the legend from the certificates evidencing such Shares and to instruct its transfer agent and registrar to effect the transfer of such certificates.

10.	Board Designees.

10.1	At Purchaser's request, Seller's Board of Directors shall amend Seller's by-laws to increase the size of Seller's Board of Directors to not more than twelve members. Seller will nominate for election to its Board of Directors at each meeting of Seller's shareholders at which directors are to be elected that number of persons designated by Purchaser which Purchaser could elect by cumulatively voting Common Shares owned by it, but not less than two persons if Seller's Board of Directors shall be less than twelve members and three persons if Seller's Board of Directors shall be twelve members. At
Purchaser's request, Seller's Board of Directors shall cause the election of persons designated by Purchaser to Seller's Board of Directors on the basis set forth above at a meeting of Seller's Board of Directors prior to the next meeting of Seller's shareholders.

10.2	If, at any time during the term of office of a director of Seller designated by Purchaser, such office shall become vacant for any reason, the Board of Directors of Seller will fill such vacancy with a person designated by Purchaser at the first meeting of directors held after such vacancy is created.

10.3	Seller's obligations under this paragraph 10 shall be appropriately modified by agreement of Seller and Purchaser if Purchaser shall sell or otherwise dispose of Common Shares, and shall terminate after any such disposition if Purchaser does not retain sufficient Common Shares to elect a director by cumulatively voting such Common Shares.

11.	By-law Amendment.

As a material inducement to Purchaser to enter into this Agreement, the Warrant provides, among other things, that Seller shall give Purchaser notice of certain transactions and events, including any special meeting of shareholders and solicitation of written consents from shareholders, prior to the record date for such transaction or event so as to enable Purchaser to exercise the Warrant prior to such record date. Seller shall amend its By-laws to provide that: (a) if shareholders (permitted to do so) desire to call a special meeting of shareholders or solicit written consents from shareholders, such shareholders shall first request in writing that Seller determine and fix a record date, (b) Seller shall determine and fix a record date within periods to be set forth in Seller's By-laws, which periods shall allow Seller sufficient time to, among other things, deliver the advance notice to Purchaser as provided in the Warrant and (c) if the advance notice provided for in the Warrant is not delivered to Purchaser prior to such record date, shares acquired upon exercise of the Warrant shall, on the terms and conditions specified in the Warrant, be deemed issued and outstanding on the record date for all purposes.

12.	Indemnification.

12.1	Seller shall indemnify and hold harmless Purchaser, and its officers, directors and employees, from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorney's fees and expenses, arising or resulting from, or in connection with, any actual or threatened demand, claim, lawsuit or cause of action arising out of or related to the transactions provided for in this Agreement, including any amount paid in settlement of any litigation, commenced or threatened, if such settlement is effected with the written consent of Seller, all on the terms and conditions set forth in subparagraph 12.2 below.

12.2	Promptly after receipt of notice of the commencement of any action against it for which indemnity may be sought from Seller pursuant to this Agreement, Purchaser shall notify Seller in writing of the commencement thereof. The parties shall cooperate and use their best efforts to defend against and respond thereto. Seller shall assume the defense, including the employment of counsel reasonably satisfactory to Purchaser, with respect to any action for which Purchaser may seek indemnity hereunder. Purchaser may employ separate counsel, but the fees and expenses of Purchaser's separate counsel shall be the expense of Purchaser unless: (a) Seller has agreed to pay such fees and expenses or (b) Seller shall have failed to assume the defense of such action with counsel reasonably satisfactory to Purchaser.

12.3	The indemnification provided for herein shall be in addition to any other rights the person indemnified may have under common law or otherwise.

13.	Notices and Other Communications.
All notices and other communications provided for hereunder shall be in writing and shall be deemed to have been given or made when delivered, or mailed first class postage prepaid, or sent by telex (if promptly confirmed by mail):

(a)	if to Seller:  2525 22nd Street, Oak Brook, Illinois 60521, Attention:
Chairman of the Board, or to such other address as Seller may from time to time hereafter designate by written notice given hereunder; or

(b)	if to Purchaser:  100 Double Beach Road, Branford, Connecticut 06405,
Attention: Secretary, or to such other address as Purchaser may from time to time hereafter designate by written notice given hereunder.

14.	Miscellaneous.

14.1	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

14.2	If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14.3	This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Seller and Purchaser have each caused this Agreement to be executed by a duly authorized officer thereof on the day and year first above written.

CHAMPION PARTS REBUILDERS, INC.

By

Chairman of the Board

ECHLIN INC.

By
Vice-President

	Champion Parts Rebuilders, Inc.
	Corporate Headquarters
	2525 22nd Street
	Oak Brook, Illinois 60521

	March 18, 1987


Echlin Inc.
100 Double Beach Road
Branford, Connecticut 06405

Gentlemen:

This letter will serve to set forth our understanding with respect to the proceeds under the Stock Purchase Agreement ("Agreement") of even date between Champion Parts Rebuilders, Inc. and Echlin Inc.

The $5,400,000 Purchase Price shall be invested in short-term U.S. government securities until such time as the Board of Directors of Seller by adoption of a resolution declares that Seller is not in default as to any of its obligations to Purchaser under the Stock Purchase Agreement and that the funds may be used for general corporate purposes without violating Seller's obligations under this letter. Seller shall move without delay for leave to amend its Complaint in the Cormier litigation to seek a declaratory judgment with respect to the Agreement and Buyer's investment in Seller.
The $5,400,000 may not be used for general corporate purposes, including repayment of long-term debt, until after Seller institutes proceedings for declaratory relief with respect to the Agreement and the defendants in such proceeding, or any other judicial proceeding challenging the validity or legality of the Agreement initiated after the Closing, do not obtain equitable relief to rescind the Agreement or are not successful in seeking to restrain or invalidate any of the transactions contemplated by the Agreement. In any event, Seller shall give Buyer 30 days prior written notice of its intention to use the funds for general corporate purposes and such notice may not be given until the expiration of 60 days after the Closing.

Please sign the enclosed copy of this letter where indicated below to confirm the above understanding.

Very truly yours,

CHAMPION PARTS REBUILDERS, INC.

By:	Charles P. Schwartz, Jr.
Chairman of the Board

Echlin Inc.

By:
Vice President


Page 1 of  1